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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the use of our reports dated September 11, 1997 with respect to the consolidated balance sheets of VASCO CORP. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit), cash flows, and related schedule for each of the years in the three-year period ended December 31, 1996, included herein and in the Registration Statement and to the references to our firm under the headings "Selected Consolidated Financial Information" and "Experts" in the Prospectus.

                                          /s/ KPMG Peat Marwick LLP

Chicago, Illinois

January 26, 1998